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                                                                    EXHIBIT 99.1

                            LONG TERM INCENTIVE PLAN

      The Board of Alphamosaic Limited ("ALPHAMOSAIC") has adopted this 2004 Long Term Incentive Plan (the "PLAN").

      The Plan has been adopted to govern any grants of RSUs granted for the benefit of certain employees of Alphamosaic.

      Any RSUs granted to any Participant are granted pursuant to, and in terms of this Plan and will be governed by the rules of this Plan.

1.    DEFINITIONS AND INTERPRETATIONS

1.1   DEFINITIONS

      In this Plan, unless the context otherwise requires:

      "ACQUIRING COMPANY"         has the meaning given to it in clause 9.2;

      "BAD LEAVER"                means a Leaver who resigns or  otherwise
                                  ceases his  employment  with the Company
                                  (other than for a Good Reason) or who has been given written notice of termination of employment at any time after the Participant has:

                                  (A) committed any material breach or repeated or continued (after written warning) any serious breach of his obligations under his contract of employment;

                                  (B)  been guilty of dishonesty or other
                                       conduct tending to bring himself or the
                                       Company, or any subsidiary of the Company into disrepute;

                                  (C)  become bankrupt or had an interim order
                                       made against him under the Insolvency Act
                                       1986 or compounded with his creditors
                                       generally;

                                  (D)  failed to perform his duties to a
                                       standard reasonably satisfactory to the
                                       Company, or any subsidiary of the
                                       Company, after having received a written warning from the Company or its successor relating to the same;

                                  (E)  without reasonable cause, wilfully
                                       neglected or refused to either discharge his duties or to attend to the business of the Company or any subsidiary of the Company;

                                  (F)  been guilty of any breach or
                                       non-observance of any code of conduct,
                                       rule or regulation relating to the
                                       dealing or holding of securities (and as notified to him and the majority of other employees of the Company) or failed or ceased to be registered (where such registration is, in the opinion of the Company or its successors, required for the performance of his duties) by any regulatory body in the

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                                       United Kingdom, the United States of
                                       America or elsewhere;

                                  (G)  been convicted of any offence under any
                                       statutory enactment or regulation
                                       relating to insider dealing; or

                                  (H)  been convicted of any criminal offence
                                       (excluding any minor offence under the
                                       road traffic legislation in the United
                                       Kingdom or elsewhere, for which the
                                       Participant is not sentenced to any term of imprisonment, whether suspended or not);

      "BOARD" means the board of directors of the Company as may be changed from time to time or a duly authorised committee of the Board;

      "BUSINESS DAY"              means any day on which banks are open for the
                                  conduct of ordinary banking business in both
                                  London and the State of California other than a Saturday or Sunday;

      "COMPANY"                   means Alphamosaic or following a Change of
                                  Control, any Acquiring Company who pursuant to clause 9.3 is to be construed under this Plan as the Company;

      "COMPONENTS"                means together each of Component 1, Component
                                  2 and Component 3;

      "COMPONENT 1"               means the Component part of the LTIP Fund as
                                  set out in paragraph 2.1 of schedule 1;

      "COMPONENT 2"               means the Component part of the LTIP Fund as
                                  set out in paragraph 2.2 of schedule 1;

      "COMPONENT 3"               means the Component part of the LTIP Fund as
                                  set out in paragraph 2.3 of schedule 1;

      "CHANGE OF CONTROL"         has the meaning given to it in clause 9.1;

      "EMPLOYEE'S NICs"           means the amount of any NICs payable by any
                                  Participant in respect of any Gain;

      "EMPLOYER"                  means the company which employs the
                                  Participant;

      "EMPLOYER'S NICs"           means the amount of NICs payable by the
                                  Employer in respect of any Gain;

      "GAIN" means the gain realised upon the acquisition of any Shares to which the RSU relates, being a gain that is chargeable to income tax pursuant to Part VII of the Taxes Act;

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      "GOOD LEAVER"               means a Leaver who is not a Bad Leaver;

      "GOOD REASON"               means where the employment of a Leaver is
                                  terminated for one of the following reasons
                                  (prior to the occurrence of any event making such person a Bad Leaver):

                                  (A) other than in connection with any Change of Control following the adoption of this Plan, a substantive reduction to the job title given to the Participant, such substantive reduction being a demotion of at least two levels accompanied by a corresponding reduction in responsibilities (by way of example only, schedule 2 sets forth an example employment ladder for engineers - if a Senior Staff Engineer were demoted (otherwise than for reasons of poor performance) to an Engineer, such Participant would have been demoted at least two levels);

                                  (B) other than in connection with any Change of Control following the adoption of this Plan, a reduction to the Participant's base salary:

                                       (1)   without the Participant's consent;

                                       (2)   such reduction being in excess of
                                             15%; and

                                       (3)   such reduced salary being lower
                                             than that generally applicable to
                                             all employees similarly situated
                                             and of similar seniority in the
                                             Company or any Group Company in the
                                             United Kingdom;

                                  (C) a relocation of the Participant's normal place of employment by more than 50 miles, without the Participant's consent; or

                                  (D)  if the Participant dies while still
                                       employed by the Company or any Group
                                       Company;

      "GROUP" means in relation to a company, any holding company or any undertaking of the company and any subsidiaries and subsidiary undertakings of the company or such holding company or undertaking from time to time, as such terms are defined in the Companies Act 1985, as amended;

      "GROUP COMPANY"             means any company within the Group;

      "LEAVER" means any Participant who ceases to be employed by the Company in circumstances where he is not immediately engaged by another Group Company;

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      "LTIP FUND"                 means the aggregate number of Shares to be
                                  made available to the Participants by the Company pursuant to this Plan, as determined in accordance with schedule 1;

      "FINAL MILESTONE DATE"      means December 31, 2005;

      "NICs"                      means national insurance contributions;

      "PARTICIPANT"               means a person who has received a grant of an
                                  RSU;

      "PERFORMANCE CRITERIA"      means the various performance criteria in
                                  relation to each of the Components as set out in paragraphs 2.1, 2.2 and 2.3 of schedule
                                  1 save as the same may be amended pursuant to clause 4;

      "PERFORMANCE SATISFACTION   means the date on which the Performance
       DATE"                      Criteria in relation to any Component has been
                                  satisfied;


      "RSU" means a restricted stock unit issued in respect of one of the Components which, subject to the terms and conditions of this Plan and the RSU Agreement, will entitle the holder to receive a Share at nominal value;

      "RSU AGREEMENT"             means a written agreement pursuant to clause
                                  6.2 substantially in the form set out in
                                  exhibit 1;

      "RSU DATE"                  means in relation to any RSU, the date on
                                  which the Board resolves to grant such RSU;

      "SECURITIES ACT"            has the meaning given to it in clause 14;

      "SHARE ISSUE DATE"          has the meaning given to it in clause 7.1(B);

      "SHARES" means the newly issued Ordinary Shares of (pound)0.10 each in the capital of the Company in respect of which the RSU is granted, or following a Change of Control, and in accordance with clause 9.3, the newly issued shares of the Acquiring Company;

      "TAX LIABILITY"             means any and all liability for any tax,
                                  Employer's NICs and Employee's NICs that are attributable to:

                                  (A) the grant of or any other benefit derived by the Participant from, the RSU; or

                                  (B)  the issue to, or disposal by, the
                                       Participant of any Shares;

      "TAXES ACT"                 means the Income Tax (Earnings and Pensions)
                                  Act 2003;

      "TERMINATION DATE"          means the date on which the Participant's
                                  employment with Alphamosaic Limited
                                  terminates; and

      "VESTING COMMENCEMENT       means the last day of the month in which the
      DATE"                       RSU Date falls.

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1.2   INTERPRETATION AND CONSTRUCTION

      Save to the extent that the context or the express provisions of this Plan require otherwise, in this Plan:

      (A) references to clauses, schedules and exhibits are to the relevant clause, schedule or exhibit of or to this Plan, references to paragraphs are unless otherwise specified references to paragraphs of the schedule in which the reference appears, and references to this Plan include the schedules and exhibits;

      (B) any reference to any legislation shall include any consolidation, modification, extension, amendment or re-enactment and to any subordinate legislation made under it for the time being in force;

      (C) references to a "PERSON" includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) of two or more of the foregoing;

      (D) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

      (E) any phrase introduced by the words "INCLUDING", "INCLUDE", "IN PARTICULAR" or any similar expression shall be construed as illustrative only and shall not be construed as limiting the generality of any preceding words; and

      (F) the words "OTHER" and "OTHERWISE" shall not be construed ejusdem generis with any foregoing words where a wider construction is possible.

1.3   HEADINGS

      The table of contents and the headings in this Plan are included for convenience only and shall be ignored in construing this Plan.

2.    GRANTING OF RSUs

2.1   GRANT

      (A) RSUs shall only be granted to persons employed by Alphamosaic, and only those persons who have been nominated at the discretion of the Board.

      (B) The Board may adopt any procedure for granting or procuring the grant of RSUs.

      (C) The Board shall, at its discretion, determine the terms of the RSUs and the number of Shares to which any RSU relates.

      (D) Each Participant shall be granted 3 separate sets of RSUs, one set for Component 1, one set for Component 2 and one set for Component 3.

      (E) Once an RSU is granted, it shall not be revocable or amendable, otherwise than in accordance with the terms of the Plan as set out herein.

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2.2   RIGHT TO RECEIVE SHARES

      (A) An RSU gives a Participant the right to receive Shares following the satisfaction of the Performance Criteria and subject to the terms and conditions set out in this Plan, including if the Performance Criteria in respect of the Component to which such RSU relates have been met on or prior to the Final Milestone Date in accordance with clause 4.

      (B) Following a Change of Control, an RSU may only be converted into Shares if the relevant Participant has transferred all of his previously owned shares or rights to receive shares in Alphamosaic to the Acquiring Company in connection with such Change of Control.

2.3   RSU AGREEMENT

      As a condition to the issue of any Shares under any RSU, the Participant shall enter into an RSU Agreement in substantially the form set out in exhibit 1. The RSU Agreement will set out, inter alia, the number of RSUs and the number of Shares to which the RSU Agreement relates.

2.4   SEVERAL NATURE

      Each set of RSUs granted in respect of a Component pursuant to this Plan, shall be several from any other set of RSUs and any other Component, and each shall be treated independently of the other but always on the terms of this Plan.

3.    CONTRACT OF EMPLOYMENT

3.1   RELATIONSHIP WITH CONTRACT OF EMPLOYMENT

      (A) The granting of any RSU does not form part of a Participant's entitlement to remuneration or benefits in terms of his status as an employee with Alphamosaic Limited or any of its Group Companies.

      (B) An RSU shall not give or create for the benefit of the Participant to whom it is granted any interest in or rights over any Shares.

      (C) The terms and conditions of employment of any Participant are not affected or changed in any way by the grant of any RSU or the terms of this Plan.

3.2   COMPENSATION

      This Plan shall not afford the Participant any rights to compensation or damages including for any loss or potential loss that the Participant may suffer by reason of the lapse of any RSU as a result of the termination of the Participant's office or employment with Alphamosaic or any member of its Group, including where the termination is subsequently held to be wrongful or unfair.

4.    PERFORMANCE CRITERIA

4.1   INITIAL PERFORMANCE CRITERIA

      The Performance Criteria in relation to RSUs are set out in schedule 1 to this Plan.

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4.2   AMENDMENT OF THE PERFORMANCE CRITERIA

      (A) After an RSU has been granted, the Board may, in appropriate circumstances, amend the Performance Criteria as they apply in relation to such RSU, save that no such amendment shall be made unless the Board confirms in writing to the Participant that an event has occurred or events have occurred in consequence of which the Board reasonably considers, having due regard to the interests of shareholders of the Company and the interests of Participants, that the Performance Criteria should be so varied for the purpose of ensuring that either the objective criteria against which the performance of the Company will then be measured will be a fairer measure of such performance or that any amended Performance Criteria will afford a more effective incentive to Participants and the interests of Participants.

      (B) Notwithstanding the provisions of clause 4.2(A) no amendment shall be made to the Performance Criteria which, in the reasonable opinion of the Board, would adversely affect the ability of an RSU to become unconditional pursuant to clause 6, in light of the events referred to in clause 4.2(A) unless adequate provision is made that would leave such Participant in no worse position than he/she would have been in had the amendment not been made.

5.    LAPSE OF RSUs

5.1 Subject to 5.2 below, an RSU shall immediately lapse and terminate in all respects on the occurrence of any of the following events:

      (A)   if a Change of Control has not occurred by 10 October 2004;

      (B) if prior to the relevant Performance Satisfaction Date the Participant dies, gives or receives notice to terminate his employment with, or otherwise ceases to be employed by, the Company or any Group Company regardless of whether the Participant is a Good Leaver or a Bad Leaver;

      (C) if the Participant is a Bad Leaver (provided that any RSU which has become unconditional as to Performance Criteria under clause 6 and only to the extent the unconditional right to acquire Shares has vested under clause 7, shall not lapse or terminate and shall continue to subsist in full force and effect);

      (D) on the passing of an effective resolution, or the making of an order by any court having suitable jurisdiction, for the winding up or liquidation (in connection with its insolvency) of the Company, or the appointment of an administrator, liquidator or receiver, or if a voluntary arrangement is proposed between the Company and its creditors or any other similar proceeding in any other applicable jurisdiction has occurred, whereupon not only shall any RSUs immediately lapse and terminate in all respects but also any rights which have not been satisfied for a Participant to have issued any Shares following any applicable Vesting Date;

      (E) if the Performance Criteria have not been satisfied by the Final Milestone Date in respect of any Component, in which case the Company shall notify each Participant in writing, within 45 Business Days after the Final Milestone Date, that the relevant Component was not achieved and that the RSUs issued in respect of that Component have lapsed and are void; or

      (F)   clause 15.1 having been breached by the Participant.

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5.2   In respect of clauses 5.1(B) and clause 5.1(C) above, if a Performance
      Satisfaction Date precedes the date of the events referred to in clauses 5.1(B) and 5.1(C), the Participant shall be entitled to be issued such number of Shares as applicable pursuant to the relevant Component part of such Participant's RSUs on the next applicable Share Issue Date, as had vested pursuant to clause 7.1, for the period from the Vesting Commencement Date to the end of the month prior to the month in which the event referred to in clauses 5.1(B) and 5.1(C) occurred.

6.    SATISFACTION OF PERFORMANCE CRITERIA

6.1   RSU UNCONDITIONAL AS TO PERFORMANCE CRITERIA

      If, on or prior to the Final Milestone Date in respect of Components 1 and 2, and within 45 Business Days after the Final Milestone Date in respect of Component 3:

      (A) the relevant Performance Criteria in relation to any Component of any RSU have been met or exceeded at any given level of performance as established in accordance with schedule 1;

      (B)   the RSU has not lapsed for any reason under clause 5 of this Plan;

      (C) the Participant does not hold any shares in or right to acquire shares in Alphamosaic Limited pursuant to clause 2.2(B); and

      (D)   the Participant has entered into an RSU Agreement,

      the Board will notify the Participants that the relevant RSUs have become unconditional as to their applicable Performance Criteria for the relevant Component.

6.2   FURTHER CONDITIONS

      The right to acquire and the issue of Shares pursuant to any RSU which has become unconditional to its Performance Criteria shall continue to be conditional in accordance with the provisions of clause 7 and the terms of this Plan.

7.    VESTING OF RIGHT TO ACQUIRE SHARES AND ISSUE OF SHARES PURSUANT TO RSUs

7.1   VESTING

      (A) Following an RSU becoming unconditional as to Performance Criteria under clause 6, Participants will receive a right to acquire such number of Shares which are the subject of such RSU only as such RSUs vest, in accordance with this clause 7. To the extent so vested in accordance with clause 7.1(B) and following the next applicable Share Issue Date (as defined below), the Participants will have an unconditional right to acquire such Shares. The RSUs will be settled in Shares on the Share Issue Dates (as defined below).

      (B) The vesting of the unconditional right to acquire pursuant to the relevant unconditional RSU shall be deemed to have commenced on the Vesting Commencement Date. RSUs shall be deemed to vest on a 1/48th basis for each complete calendar month that has elapsed from the Vesting Commencement Date to the applicable Share Issue Date. The 5th day of each of February, May, August and November following the Performance Satisfaction Date (and continuing until all Shares to be issued pursuant to the RSU, provided the same has not lapsed for any reason) shall be referred to as a "SHARE ISSUE DATE".

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7.2      ISSUE

      (A) Subject to the terms and conditions set out in this Plan, Shares will be issued to Participants, on each Share Issue Date as follows:

        FRACTION OF RIGHT TO SHARES UNDER AN RSU WHICH
                       ARE TO BE ISSUED                                        SHARE ISSUE DATE
------------------------------------------------------------    -----------------------------------------
That  fraction  which is derived  from  dividing by 48 that     First  Share  Issue Date  following  the
number of whole  months  as has  elapsed  from the  Vesting     Performance Satisfaction Date
Commencement  Date to the first Share Issue Date  following
the Performance Satisfaction Date
------------------------------------------------------------    -----------------------------------------
1/16th                                                          Next following Share Issue Date
------------------------------------------------------------    -----------------------------------------
1/16th                                                          Next following Share Issue Date
------------------------------------------------------------    -----------------------------------------

            and a further 1/16th shall be issued on each following Share Issue Date (being the same monthly dates as listed above in clause 7.1(B)) until all Shares due to be issued pursuant to the RSUs have been issued.

      (B) A Share Issue Date may be deferred by the Company in order to comply with any generally applicable trading policies, securities laws restrictions or 'black-out' periods and in such instance, the Share Issue Date will be deferred for as short a time as is reasonably possible to the next applicable open trading window which shall be deemed to be a Share Issue Date.

      (C) The price payable by each Participant for any Shares shall be the nominal value of each Share and shall be satisfied by the Participant's prior services having been provided to Alphamosaic or to a member of its Group.

      (D) The Company shall as soon as reasonably practicable after any Share Issue Date, issue or procure the transfer (free and clear of all encumbrances) to the Participant of such number of Shares as are due to him in respect of any RSU and shall procure the issue to the Participant of a share certificate or other acknowledgement of such shareholding.

8.    SHARES SUBJECT TO ARTICLES AND MEMORANDUM OF ASSOCIATION

8.1 The issue, allotment or transfer of any Shares shall be subject to the Memorandum and Articles of Association (or other applicable constitutional documents) of the Company and to any necessary consents of any authority under any enactment or regulations from time to time in force, including any applicable insider trading and unauthorised disclosure policy. It shall be the responsibility of the Participant to comply with any requirements to be fulfilled in order to obtain, or obviate the necessity of, such consent.

8.2 Any Shares issued, allotted or transferred pursuant to this Plan shall rank equally in all respects with the shares of the Company of the same class for the time being in issue with the exception of any rights attaching to any shares of the Company prior to the date of issue, allotment or transfer of any Shares pursuant to this Plan.

                                       9
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9.    EXCHANGE OF AWARD AND/OR RSU

9.1   CHANGE OF CONTROL DEFINITION

      For the purposes of this clause 9, "CHANGE OF CONTROL" shall mean the closing of the sale, transfer or other disposition of the Shares by way of:

      (A) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity); or

      (B) whether in one transaction or a series of related transactions, an acquisition or tender offer for the Shares and/or other securities of the Company, if, after such closing, any person or group of affiliated persons would hold 51% or more of the outstanding voting stock of the Company;

      PROVIDED THAT a transaction shall not constitute a Change of Control if its sole purpose is to change the jurisdiction of the Company's incorporation or organisation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately prior to such transaction or to transfer the shares, or substantially all of the assets, of the Company or Alphamosaic (if different) to any Group Company of the Company. Any acquisition of shares of capital stock of the Company or assets of the Company that would otherwise constitute a Change of Control under this clause 9 but for the application of the proviso of this clause 9 shall be subject to the provisions of clause 13 of the Plan, as determined by the Board in its reasonable judgment.

9.2   CHANGE OF CONTROL

      (A) In the event of a Change of Control of the Company, and with the written consent (the "CONSENT LETTER") and agreement of the surviving entity, acquiring entity or ultimate holding company of the acquiring entity (the "ACQUIRING COMPANY") addressed to the Company whereby it agrees to assume all of the obligations of the Company under this Plan, the Participant agrees and consents to the substitution of the Acquiring Company for the Company under this Plan as if it were a party hereto, and releases the Company from all and any outstanding obligations hereunder.

      (B) If following any Change of Control the Acquiring Company does not elect to assume the obligations under the Plan pursuant to clause 9.2(A), the Acquiring Company may elect, by written notice on the Participants within 15 Business Days of the Change of Control to terminate and replace the Plan with such suitable cash incentive program of the Acquiring Company that preserves the financial benefit to the Participants and provides for the payout of such benefit in accordance with the same vesting schedule set out in clause 7 and the same Performance Criteria.

      (C) If following any Change of Control the Acquiring Company does not elect within 15 Business Days of the Change of Control to either assume the obligations under the Plan pursuant to clause 9.2(A) or to replace with Plan with a suitable cash incentive program pursuant to clause 9.2(B), then the vesting and issue of Shares that are the subject of RSUs in respect of which the Performance Conditions have been satisfied, shall be accelerated so that all Shares outstanding under such RSUs shall immediately vest on the 16th Business Day following the Change of Control and the Company shall procure the prompt issue of such Shares.

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9.3   SUBSTITUTION

      With effect from the receipt of the Consent Letter by the Company, all references in this Plan to the Company shall be construed as if they were references to the Acquiring Company, and references in the Plan to "RSUs" and "Shares" shall be construed as if they were references to the applicable RSUs issued by, and Shares in, the Acquiring Company.

9.4   CALCULATION OF REVISED ENTITLEMENTS TO SHARES

      If the events in clause 9.2 occur, the RSUs shall be deemed amended to relate to the Shares in the Acquiring Company and to relate to such number of Shares as would result from the same exchange ratio or price per share used to acquire the shares of the Company.

10.   ACCELERATION ON TERMINATION OF EMPLOYMENT

      If, on or after any Performance Satisfaction Date, any Participant is a Good Leaver, the Participant will have an unconditional right to acquire all of the Shares which are the subject of RSUs in respect of which the Performance Criteria have been satisfied, and the vesting in clause 7 shall be accelerated so that the Participant has the unconditional right to acquire all Shares outstanding under such RSUs on the Termination Date and the Company shall procure the issue of such Shares on the next applicable Share Issue Date.

11.   TAXATION

11.1  LIABILITY FOR TAX

      Any Tax Liability will be the sole responsibility of the Participant and not that of any Group Company.

11.2  TAX INDEMNITY

      (A) The Participant shall pay to, indemnify and keep indemnified each Group Company from and against, the full amount of any Tax Liability which the Group Company is or may become liable to pay or discharge.

      (B) The Company shall not be obliged to allot and issue any Shares or any interest in any Shares unless and until the Participant has paid to the Company the amount which, in the opinion of the Company, is sufficient to indemnify the Group in full against any Tax Liability.

      (C) If any Group Company becomes liable for any Tax Liability, the Group Company may at its discretion recover from the Participant an amount of money sufficient to meet that Tax liability by any of the following arrangements:

            (1) deduction from salary or other payments due to the Participant;

            (2) withholding the issue or transfer to the Participant of any Shares due to him under this Plan and any RSU until the Group Company has sold, or procured the sale of, sufficient of those Shares to ensure the net proceeds are, so far as possible, equal to, but not less than, the amount of the Tax Liability; or

            (3) where the proceeds of the sale of any of the Shares due to the Participant under this Plan are to be collected through a third party (e.g. in the context of a broker assisted sale), the Participant will:

                  (a) authorise that third party to withhold an amount from the payment, or to sell sufficient of those Shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; and

                  (b) ensure that that the third party pays to the Group Company the money referred to in clause 11.2(A) in sufficient time to enable the Group Company to make payment to the Inland Revenue by the due date.

11.3  ELECTION

      As a condition to the issue of any Shares, the Participant shall, if required (and to the extent legally possible) by the Company, enter into an election with the Company (in a form approved by the Company) under which any liability of any Group Company to Employer's NICs is transferred to and met by the Participant.

12.   VARIATION OF SHARE CAPITAL

      If the ordinary share capital of the Company is varied by way of capitalisation or rights issue, sub-division, consolidation, stock split or other reduction in the capital stock of the Company or there is declared a special dividend or there occurs a merger or any other event that might affect the value of the RSUs or the number of Shares to which they relate, the Board shall adjust the number of Shares to which the RSUs relate so as to ensure that the value of the Award is not increased or decreased solely as a result of that variation or other event.

13.   ADMINISTRATION AND AMENDMENT OF THE PLAN

13.1 The Board shall have power to terminate and/or make amendments to the Plan, including where such amendments or termination would cause the Participant to lose all and any rights under any RSU, provided that any termination shall be without prejudice to any RSU granted prior to the date of such termination, which shall continue to subsist in full force and effect and shall not lapse or otherwise be terminated.

13.2  The Board shall have the power to administer the Plan as it thinks fit.

13.3 Subject to clause 13.4 the decision of the Board shall be final and binding on all matters relating to this Plan.

13.4 Notwithstanding any other provision of this Plan (other than clause 4.2), the Board shall not terminate the Plan or make any amendments which would adversely affect any Participant unless either the Participant has consented to such amendment or:

      (A) adequate provision is made that would leave such Participant in no position materially worse than he/she would have been in had the Plan not been terminated or the amendment not been made; and

      (B) the Board has consulted (to the extent reasonably practicable) with any one of Jalal Bagherli, Steve Barlow, Alan Henderson or Robert Swann concerning the proposed termination or amendment as the case may be.

13.5 No variation of this Plan shall be effective unless it is in writing and signed by either the Chief Financial Officer or the Chief Executive Officer of the Company. This Plan and any RSU Agreement constitutes the whole terms and agreement of the Plan relating to its subject matter.

14.   US SECURITIES LAW MATTERS

14.1 Except as hereinafter provided, the Board may require a Participant, as a condition of the granting of any RSU or issue of any Shares pursuant to any RSU, to execute and deliver to the Company a written statement, in a form satisfactory to the Board, in which the Participant represents and warrants that Shares are being acquired for such Participant's own account for investment only and not with a view to the resale or distribution thereof and that the Participant will comply with any relevant trading and disclosure policies of the Company. The Participant shall, at the request of the Board, be required to represent and warrant in writing that any subsequent resale or distribution of Shares by the Participant shall be made only pursuant to either (i) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "SECURITIES ACT"), which Registration Statement has become effective and is current with regard to the Shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant may be required, prior to any offer of sale or sale of such Shares, to obtain a prior favourable written opinion of counsel, in form and substance satisfactory to counsel for the Company, as to the application of such exemption thereto.

14.2 The foregoing restriction shall not apply to (i) issuances by the Company so long as the Shares being issued are registered under the Securities Act and a prospectus in respect thereof is current or (ii) re-offerings of Shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Securities Act) if the Shares being re-offered are registered under the Securities Act and a prospectus in respect thereof is current.

15.   RSU NOT ASSIGNABLE OR CHARGEABLE

15.1  NO ASSIGNMENT OR TRANSFER

      The RSUs and any rights under or interest in the same cannot be sold, pledged, assigned, or transferred in any manner. Any purported sale, pledge, assignment, transfer or charge shall cause the relevant RSU to lapse in all respects immediately.

15.2  NO CHARGE

      The RSUs cannot be made the subject of any charge or security interest in any way and any purported charge or security interest shall be void.

16.   NOTICE

      Any notice hereunder shall be given any person to any other either personally to the Participant or the company secretary of the Company (as appropriate) or sent in the case of the Company, to its registered office for the time being and, in the case of the Participant, to his address last known to the Company. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by fax transmission. Any such notice shall be deemed to have been received:

      (A)   if delivered personally, at the time of delivery;

      (B) in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

      (C) in the case of registered airmail, five days from the date of posting; and

      (D)   in the case of fax, at the time of successful transmission;

      provided that if deemed receipt occurs before 9 a.m. on a Business Day, the notice shall be deemed to have been received at 9 a.m. on that day and if deemed receipt occurs after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day. For the purpose of this clause, all times are the local time at the place of the recipient.

17.   GOVERNING LAW AND JURISDICTION

17.1  GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of England and Wales. The parties will agree to and seek such protective orders as may be required to protect and maintain the confidentiality of any proceedings and any and all confidential information to the greatest extent provided by law. Following any Change of Control, this agreement shall be governed by and construed in accordance with the laws of the principal place of business of the Acquiring Company.

17.2  MEDIATION

      Subject to any simplification of the procedure agreed in writing between the Company and any Participant any controversy, dispute or claim arising out of or relating to this Plan, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Plan (a "DISPUTE") shall be resolved exclusively as follows:

      (A) the Company and the Participant shall first seek to settle the Dispute by mediation in London in accordance with the LCIA Mediation Procedure, which procedure is deemed to be incorporated by reference into this clause; and

      (B) if the Dispute is not settled by mediation within 30 days of the appointment of the mediator, or such further period as the parties agree in writing, the Dispute shall be subject to the exclusive jurisdiction of the English Courts.

                       SCHEDULE 1 : PERFORMANCE CRITERIA

1.    DEFINITIONS

1.1 In this schedule 1, the following terms shall have the meanings given to them below:

      "COSTS" shall mean the sum of (i) direct labour, (ii) direct materials and
      (iii) direct costs incurred with outside vendors;

      "NET SALES" shall mean the revenues of Alphamosaic Limited as shown by the Company's statement of operations prepared in accordance with US GAAP minus, any revenues previously recorded for any sales in the event of any returns of Alphamosaic products or services;

      "REVENUE" means the Net Sales of the VC01, VC02 and VC05 stand alone multimedia processor products together with related non-recurring engineering payments for the period from 01 January 2005 to the Final Milestone Date, adjusted as may be necessary to:-

      (A)   exclude in computing such sales:

            (1) any extraordinary items, and any receipts which do not arise from the carrying on of the trade of Alphamosaic Limited;

            (2) such part of any sales which do not include a Standard Margin of at least 40% (as determined in accordance with the Company's standard accounting policies as at the date of the preparation of the relevant accounts);

      (B) include in computing such sales full provision for all bad and doubtful debtors, which shall include, without prejudice to any other inclusions, all debtors which have been outstanding for more than six months as at the Final Milestone Date and all credit notes issued and refunds granted in respect of any debtors;

      "SAMSUNG" means Samsung Electronics Co., Limited;

      "STANDARD MARGIN" means an amount expressed as a percentage equal to Net Sales minus Costs collectively divided by Net Sales;

      "VC01 PRODUCT" means a mobile multimedia semiconductor processor being sold by Alphamosaic under the part number "VC01" and that has the design, features and functionalities identified in the "VC01 Product Specification" dated 11 December 2003 with reference number C6357-N-050k;

      "VCO2 PRODUCT" means a high end mobile multimedia semiconductor processor being sold by Alphamosaic under the part number "VC02" and that has the design, features and functionalities identified in the "VC02 Product Specification" dated 02 September 2004;

      "VCO5 PRODUCT" means a high end mobile multimedia semiconductor processor that will be sold by Alphamosaic under the part number "VC05" and that has the design, features and functionalities identified in the "VC05 Product Specification" dated 02 September 2004;

      "VC0x PRODUCT" means any of VC01, VC02, VC05 or any multimedia processor developed on the video processing architecture associated with VC01, VC02, VC05;

2.    AMOUNT OF LTIP FUND

      Subject to paragraph 3, the LTIP Fund available to be distributed amongst the Participants shall be the aggregate of the Components (provided always that the Performance Criteria applicable to the respective Component are satisfied) as set out below.

2.1   COMPONENT 1 - SAMSUNG SALES

      Without limitation to any of the other Components, Component 1 of the LTIP Fund shall contain 20,193 Shares, if after the date of the adoption of this Plan but prior to the Final Milestone Date, Alphamosaic Limited successfully achieves sales of VC02 Product and/or VC05 Product to Samsung resulting in the shipment of at least 1,000,000 units.

2.2   COMPONENT 2 - NEW DESIGN WINS

      Without limitation to any of the other Components, Component 2 of the LTIP Fund shall contain 20,193 Shares, if after the date of the adoption of this Plan but prior to the Final Milestone Date:

      (A) Alphamosaic Limited or any member of its Group successfully achieves sales of VC02 Product and/or VC05 Product to at least two of the following parties or the engineering development specified in (8) below:

            (1)   BenQ (for a mobile phone product);

            (2)   TCL (for a mobile phone product);

            (3)   Motorola (for a mobile phone product);

            (4)   NEC (for a mobile phone product);

            (5)   SEMC (for a mobile phone product);

            (6)   Nokia (for a mobile phone product);

            (7) Apple (a non-phone use for VC02 Product or VC05 Product will qualify);

            (8) the integration of a VC0x series multimedia processor into a baseband product of Broadcom Corporation; or

            (9) any other customer mutually agreed (for a mobile phone product);

      (B) such sales and/or integration under paragraph 2.2(A) are in respect of at least four different mobile phones products (which have discrete model numbers and which have been publicly announced by the customer), and no one customer (including Broadcom Corporation) shall account for more than two of the four different mobile phones products. Other than for a baseband product integration, such sales must be evidenced by at least the actual shipment of 50,000 units of VC02 Product and/or VC05 Product in respect of each individual mobile phone product. In order for the integration of a VC0x multimedia processor into a baseband product of Broadcom Corporation to qualify towards the satisfaction of Component 2 (as one of the four mobile phone products), Broadcom must confirm in writing that fully functional samples are either available or not of such integrated device prior to the Final Milestone Date. If Broadcom does not provide a confirmation either as to full functionality or not as the case may be within 30 days of the Final Milestone Date, such samples shall be deemed to be fully functional.

2.3   COMPONENT 3 - REVENUE

      Without limitation to any of the other Components, Component 3 of the LTIP Fund shall contain up to 40,379 Shares, if prior to the Final Milestone Date Alphamosaic Limited achieves Revenues of an amount in excess of $40 million, in which case the number of Shares to be made available to the LTIP Fund in respect of this Component shall be calculated as follows:

                 A(R)  40,000,000
        C(V) =  ------------------ x 40,379
                     20,000,000

        Where:

        C(V)  = Component Value number of Shares

        A(R) = Revenue (as defined below) of Alphamosaic Limited (provided that such number shall be between 40,000,000 and 60,000,000 and if in excess of 60,000,000 shall be deemed to be 60,000,000 and if less than 40,000,000 shall be deemed to be 40,000,000).

2.4   MAXIMUM LTIP FUND

      The maximum aggregate amount of the Components of the LTIP Fund shall be limited to 80,579 Shares. For the avoidance of doubt, the LTIP Fund can be made up of one or more of the Components contained in 2.1, 2.2 and 2.3 above, and the failure to achieve the Performance Criteria for one or more of the above Components will not prejudice the ability to achieve the Performance Criteria of any other Component.

3.    DETERMINATION OF LTIP FUND

3.1   COMPONENTS 1 AND 2

      On the first Business Day of each month up to and including the month in which the Final Milestone Date falls, and on the Final Milestone Date (or the next Business Day if the Final Milestone Date is not a Business Day), the Company will test the Performance Criteria set out next to each of Component 1 and Component 2 to determine whether they have been satisfied and in the event that either of such Components' Performance Criteria have been satisfied, will notify each Participant of the satisfaction of such Performance Criteria as soon as reasonably practicable.

3.2   COMPONENT 3

      The Company will, within 45 Business Days of the Final Milestone Date, prepare (or procure the preparation) of accounts for Alphamosaic Limited made up as at the Final Milestone Date in accordance with US GAAP to determine whether the Performance Criteria to Component 3 have been satisfied. If the Performance Criteria have been satisfied, the Company, will determine the number of Shares (if any) which will be made available to the LTIP Fund will notify each Participant of the satisfaction of such Performance Criteria and the number of Shares (if any) then available to the LTIP Fund.

      In the event that in order to determine whether any Performance Criteria have been met any amount is required to be converted between any different currency, the then applicable internal exchange rate of the Company (as used in the Company's own accounting and record keeping processes) shall be used to convert such amount.

                         SCHEDULE 2: EMPLOYEE POSITIONS

      Associate Engineer

      Engineer

      Staff Engineer

      Sr. Staff Engineer

      Principal Engineer

      Sr. Principal Engineer

      Engineering Manager

                        EXHIBIT 1: FORM OF RSU AGREEMENT

                               ALPHAMOSAIC LIMITED

                                 (THE "COMPANY")

                                  RSU AGREEMENT

NAME OF PARTICIPANT:  ___________________________________________

RSU DATE:             ___________________________________________

---------------------------------------------------
NUMBER OF SHARES IN RESPECT OF
 WHICH THE AWARD WAS GRANTED:      COMPONENT NUMBER
---------------------------------------------------
           [-]                            1
---------------------------------------------------
           [-]                            2
---------------------------------------------------
           [-]                            3
---------------------------------------------------

      This Agreement confirms that you have been granted RSUs pursuant to the Long Term Incentive Plan adopted by the Board of Alphamosaic Limited on [-] 2004 (the "PLAN"). This Agreement forms the RSU Agreement as defined in the Plan. Capitalised terms used but not defined in this Agreement have the meanings ascribed to them in the Plan.

1.    PERFORMANCE CRITERIA

1.1   CONVERSION OF RSUs

      Your RSUs give you the conditional right to acquire Shares on the satisfaction of certain conditions in accordance with the terms of the Plan. The terms of the Plan are hereby incorporated into this Agreement.

2.    TERMS OF EMPLOYMENT

      The award of RSUs does not form part of your entitlement to remuneration or benefits in terms of your employment with Alphamosaic Limited or any of its Group Companies. Your terms and conditions of employment are not affected or changed in any way by the award of the RSUs, the terms of the Plan or this Agreement.

3.    TERMINATION OF EMPLOYMENT

3.1   If:

      (A) you become a Good Leaver after the Performance Satisfaction Date, the vesting of the Shares which are the subject of any RSU shall be accelerated so that all Shares under any RSUs granted to you shall immediately vest on the Termination Date;

      (B)   you become a Bad Leaver, the RSU shall lapse.

4.    VESTING

4.1 Your right to acquire Shares shall become unconditional in accordance with (and without limitation) clauses 6 and 7 of the Plan.

5.    SHARE CERTIFICATES

      Share certificates evidencing the issue of Shares or such other acknowledgement of shareholding will be issued as soon as practicable after the applicable Share Issue Date and the Shares will be issued and registered in your name as of the Share Issue Date on the register of shareholders of the Company.

6.    SHARES SUBJECT TO ARTICLES AND MEMORANDUM OF ASSOCIATION

6.1 The issue, allotment or transfer of any Shares shall be subject to the Memorandum and Articles of Association (or other applicable constitutional documents) of the Company and to any necessary consents of any authority under any enactment or regulations from time to time in force, including any applicable insider trading and unauthorised disclosure policy. It shall be the responsibility of the Participant to comply with any requirements to be fulfilled in order to obtain, or obviate the necessity of, such consent.

6.2 Any Shares issued, allotted or transferred pursuant to this Plan shall rank equally in all respects with the shares of the Company of the same class for the time being in issue with the exception of any rights attaching to any shares of the Company prior to the date of issue, allotment or transfer of any Shares pursuant to this Plan.

7.    US SECURITIES LAW

7.1 Except as hereinafter provided, the Board may require a Participant, as a condition of the granting of any RSU or issue of any Shares pursuant to any RSU, to execute and deliver to the Company a written statement, in a form satisfactory to the Board, in which the Participant represents and warrants that Shares are being acquired for such Participant's own account for investment only and not with a view to the resale or distribution thereof and that the Participant will comply with any relevant trading and disclosure policies of the Company. The Participant shall, at the request of the Board, be required to represent and warrant in writing that any subsequent resale or distribution of Shares by the Participant shall be made only pursuant to either (i) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "SECURITIES ACT"), which Registration Statement has become effective and is current with regard to the Shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant may be required, prior to any offer of sale or sale of such Shares, to obtain a prior favourable written opinion of counsel, in form and substance satisfactory to counsel for the Company, as to the application of such exemption thereto.

7.2 The foregoing restriction shall not apply to (i) issuances by the Company so long as the Shares being issued are registered under the Securities Act and a prospectus in respect thereof is current or (ii) re-offerings of Shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Securities Act) if the Shares being re-offered are registered under the Securities Act and a prospectus in respect thereof is current.

8.    DIVIDENDS

      While you hold any RSUs and prior to any Share Issue Date, you will have no interest in any Shares other than those actually issued to you and therefore you will not be entitled to receive any dividends or other distributions paid with respect to a corresponding number of Shares.

9.    TAX INDEMNITY

9.1 Any Tax Liability will be your sole responsibility and not that of any Group Company.

9.2 You shall pay to, indemnify and keep indemnified each Group Company from and against, the full amount of any Tax Liability which the Group Company is or may become liable to pay or discharge.

9.3 The Company shall not be obliged to allot and issue any Shares or any interest in any Shares unless and until you have paid to the Company the amount which, in the opinion of the Company, is sufficient to indemnify the Group in full against any Tax Liability.

9.4 If any Group Company becomes liable for any Tax Liability, the Group Company may at its discretion recover from you an amount of money sufficient to meet that Tax liability by any of the following arrangements:

      (A)   deduction from salary or other payments due to you;

      (B) withholding the issue or transfer to you of any Shares due to him under the Plan and any RSU until the Group Company has sold, or procured the sale of, sufficient of those Shares to ensure the net proceeds are, so far as possible, equal to, but not less than, the amount of the Tax Liability; or

      (C) where the proceeds of the sale of any of the Shares due to you under the Plan are to be collected through a third party (e.g. in the context of a broker assisted sale), you will:

            (1) authorise that third party to withhold an amount from the payment, or to sell sufficient of those Shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; and

            (2) ensure that that the third party pays to the Group Company the money referred to in clause 11.2(A) in sufficient time to enable the Group Company to make payment to the Inland Revenue by the due date.

9.5 As a condition to the issue of any Shares, you shall, if required by the Company, enter into an election with the Company (in a form approved by the Company) under which any liability of any Group Company to Employer's NICs is transferred to and met by you.

10.   RESTRICTION ON TRANSFERABILITY

10.1 No RSUs nor any rights under, or interest in, an RSU can be sold, pledged, assigned, or transferred in any manner. Any purported sale, pledge, assignment, transfer or charge shall cause the RSUs to lapse immediately.

10.2 The RSUs cannot be made the subject of any charge or security in any way and any purported charge or security interest shall be void.

11.   RIGHTS AS SHAREHOLDER

      You will have no voting or any other rights as a shareholder of the Company with respect to the RSUs prior to the date on which you are issued the Shares subject thereto. Upon settlement of the RSUs into Shares, you will obtain voting and other rights as a shareholder of the Company in accordance with the applicable constitutional documents.

12.   DATA PROTECTION

      You acknowledge that your personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including Group Companies and persons responsible for certain acts in the administration of the Plan. By signing this Agreement, you acknowledge and agree that the Company is permitted to hold and process personal (and sensitive) information and data about you as part of its personnel and other business records and may use such information in the course of the Company's business. You agree that the Company may disclose such information to Group Companies and other third parties, including where they are situated outside the European Economic Area, if such disclosure is in the Company's view required for the proper conduct of the Company's business or that of any Group Company. This clause 12 applies to information held, used or disclosed in any medium.

13.   GOVERNING LAW AND JURISDICTION

13.1  GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of England and Wales. The parties will agree to and seek such protective orders as may be required to protect and maintain the confidentiality of any proceedings and any and all confidential information to the greatest extent provided by law. Following any Change of Control, this agreement shall be governed by and construed in accordance with the laws of the principal place of business of the Acquiring Company.

13.2  MEDIATION

      Subject to any simplification of the procedure agreed in writing between the Company and any Participant any controversy, dispute or claim arising out of or relating to this Plan, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Plan (a "DISPUTE") shall be resolved exclusively as follows:

      (A) the Company and the Participant shall first seek to settle the Dispute by mediation in London in accordance with the LCIA Mediation Procedure, which procedure is deemed to be incorporated by reference into this clause; and

      (B) if the Dispute is not settled by mediation within 30 days of the appointment of the mediator, or such further period as the parties agree in writing, the Dispute shall be subject to the exclusive jurisdiction of the English Courts.

14.   ENTIRE AGREEMENT

      This Agreement, together with the Plan, represents the entire agreement between the Company and you with respect to the RSUs and the Shares. To the extent the provisions of this Agreement conflict with the terms of the Plan, the Plan provisions will govern. No variation of this Agreement shall be effective unless it is in writing and signed by either the Chief
      Financial Officer or the Chief Executive Officer of the Company.

      SIGNED as a Deed by [-] [name of Participant]

      _________________________________

      in the presence of:

      _________________________________ Signature of Witness

      _________________________________ Name of Witness

      _________________________________ Address of Witness

      _________________________________

      _________________________________

      _________________________________ Occupation of Witness

      EXECUTED as a Deed by the Company

      acting by [-]

      _________________________________

      _________________________________